Exhibit 99.1

CMS Bancorp, Inc. Announces Results for the Quarter Ended December 31, 2007

And Branch Relocation and Expansion

White Plains, New York, February 13, 2008 (PRIME NEWSWIRE) – CMS Bancorp, Inc. (NASDAQ: CMSB) parent of Community Mutual Savings Bank, reported a net loss of $130,000 ($.07 per share) for the three months ended December 31, 2007, primarily reflective of higher than normal legal and executive management compensation study expenses and a provision to the bank’s loan loss reserve.

Also, CMS Bancorp previously announced the relocation of its Eastchester branch and has recently announced the relocation and consolidation of the Main Street, White Plains branch office and the Greenburgh branch office to the Cross Roads Shopping Plaza in Greenburg, New York. Additionally, CMS Bancorp has announced that it plans to expand its branch network to a new location in Mount Kisco, New York. Both the consolidated Greenburgh and new Mount Kisco offices will open during the second quarter of 2008.

Results for the quarter ended December 31, 2007 reflect higher interest income of $859,000, partially offset by higher interest expense of $507,000 and a provision for loan losses of $15,000, compared to the same period in 2006. Net interest income after the provision for loan losses increased by $337,000 compared to the three month period ended December 31, 2006. Non-interest income increased by $49,000 in the quarter ended December 31, 2007 compared to 2006 as a result of fees earned from referring a loan which was outside the banks lending parameters to another lender. Non-interest expenses increased by $519,000, primarily due to higher salary and benefit costs, higher occupancy costs and professional fees associated with SEC compliance costs and other costs associated with operating as a public company.

The increase in net interest income after provision for loan losses reflects the investment of the proceeds of the initial public offering and the growth and diversification of the loan portfolio, which grew from $146.7 million as of September 30, 2007 to $154.3 million at December 31, 2007. Growth in the loan portfolio was funded from cash equivalents, borrowings from the Federal Home Loan Bank of New York, and by maturities of investment securities. Deposits declined by $3.4 million in the quarter ended December 31, 2007 to $114.1 million as a result of market conditions.

Commenting on the quarter ended December 31, 2007, President and CEO John Ritacco said “2007 and 2006 have been challenging times in the banking industry due to the flat and at times inverted yield curve. Recent reductions in the Federal funds interest rate should have a positive effect thereby helping to reduce deposit interest costs over time and a return to a more positive slope to the interest yield curve could lead to improvements in net interest income.”

Mr. Ritacco cautioned however that the flat and at times inverted yield curve which has existed over the past two years may recur and again have a negative impact on our earnings, as it had over the past two years. “CMS Bancorp is focused on reducing the costs associated with operating as a public company and on loan growth and the diversification of the loan portfolio.

While the banking industry has generally seen increases in loan portfolio delinquencies and defaults over the past year, particularly in the subprime sector, CMS Bancorp has not experienced such increased delinquencies to date, due primarily to the bank’s conservative underwriting standards.

As of December 30, 2007, CMS Bancorp had no non-performing loans and the allowance for loan losses was 0.18% of loans as of December 31, 2007 and September 30, 2007, respectively. There were no loans charged off or recoveries in the quarters ended December 31, 2007 or 2006” continued Mr. Ritacco.

Mr. Ritacco also stated that “the new combined Greenburgh and White Plains branch office is expected to open in the spring 2008 along with a new 3,100 square foot branch office in Mount Kisco, New York, as we continue to look for new expansion opportunities in the County. Going forward, all our future locations will be modern, welcoming to our customers and focused on serving the communities where we live, work and do business. Our company strategy continues to be to provide our clients with better products, higher branch visibility, parking at all locations, ATM and Commercial Night Deposit capabilities and a community bank approach to provide the highest quality personal and business customer service.”

Forward-Looking Statement

This press release may include certain forward-looking statements based on current management expectations. Readers should not to place undue reliance on any such forward-looking statements contained in this press release, which speak only as of the date made. Factors of particular importance to CMS Bancorp include, but are not limited to: (i) changes in general economic conditions, including interest rates; (ii) competition among providers of financial services; (iii) changes in the quality or composition of loan and investment portfolios of the Bank; (iv) changes in accounting and regulatory guidance applicable to banks; and (v) price levels and conditions in the public securities markets generally. These factors could affect CMS Bancorp’s financial performance and could cause the actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. Neither CMS Bancorp nor the Bank undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CMS Bancorp, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31, 2007	September 30, 2007
	(Unaudited, In thousands)
ASSETS
Cash and cash equivalents	$14,998	$17,540
Investment securities	1,660	4,565
Loans, net	154,250	146,701
Other assets	4,381	4,700

Total assets	$175,289	$173,506

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$114,090	$117,500
Advances from Federal Home Loan Bank	34,967	30,000
Other liabilities	2,267	1,652

Total Liabilities	151,324	149,152
Stockholders’ equity	23,965	24,354

Total liabilities and stockholders’ equity	$175,289	$173,506

CMS Bancorp, Inc

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, In thousands, except per share data)

	Three Months Ended December 31,
	2007	2006
Interest income	$2,457	$1,598
Interest expense	1,155	648

Net interest income	1,302	950
Provision for loan losses	15	—

Net interest income after provision for loan losses	1,287	950
Non-interest income	129	80
Non-interest expense	1,565	1,046

Income (loss) before income taxes	(149)	(16)
Income tax expense	(19)	(3)

Net income (loss)	$(130)	$(13)

Net (loss) per common share	$(0.07)	N/A (a)

Weighted average number of common shares outstanding	1,888,825	N/A (a)

(a)	Converted to stock form on April 4, 2007

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